EXHIBIT 8

                                 FOLEY & LARDNER
                                  ONE IBM PLAZA
                       330 NORTH WABASH AVENUE, SUITE 3300
                          CHICAGO, ILLINOIS 60611-3608
                            TELEPHONE (312) 755-1900
                            FACSIMILE (312) 755-1925

                              WRITER'S DIRECT LINE
                                 (312) 755-2549

                               September 10, 1997


   Via Overnight Delivery

   Mr. Gerald Heupel, Jr.
   Elias, Matz, Tiernan & Herrick L.L.P.
   734 15th Street, N.W.
   12th Floor
   Washington, DC 20005

   Dear Jerry:

             Enclosed please find (1) a copy of the March 1996 private placement memorandum of LaSalle Kross Partners, Limited Partnership (the "Partnership"), (2) a copy of the Agreement of Limited Partnership of the Partnership, and (3) a form of subscription agreement. (As you know, LaSalle Kross Partners was the former name of the current LaSalle Financial Partners.)

             As we agreed, by informally providing these materials to you at your request, you have represented that Bank West Financial Corporation ("Bank West") will not challenge the adequacy of the Partnership's disclosures in its Schedule 13D, as amended, with respect to disclosures of contracts, arrangements, understandings or relationships with respect to the securities of Bank West. You have also represented that Bank West agrees that the information enclosed satisfies similar requirements of Bank West's Articles of Incorporation in connection with the Partnership's notice of intent to nominate a director for election to the Board of Directors of Bank West.

                                 Very truly yours,

                                 /s/ Phillip M. Goldberg

                                 Phillip M. Goldberg